EXHIBIT 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Reports Second Quarter 2022 Results

Jacksonville, FL / Accesswire / August 15, 2022 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of vision based analytical technology solutions, reported financial results for the second quarter (“Q2 2022”) ended June 30, 2022.

Second Quarter 2022 and Recent Operational Highlights

•	Secured over $1 million in new business relating to upgrades and modifications of existing contracts and projects currently in production.
•	Secured over $500,000 in new recurring annual revenue from deployment of the Company’s artificial intelligence (“AI”) offerings at customer locations.
•	Added two data scientists to the AI team, further bolstering Duos’ technical capabilities in support of growing revenues in this area. The AI team now represents the single largest division at Duos, supporting the Company’s increased focus on driving recurring revenue growth through expanded services and maintenance.
•	Closed a new deal with a former customer to provide upgrades to their existing portal, which include hardware upgrades, an annual service agreement and AI. The total value of these upgrades is roughly $360,000, with most of the revenues recurring.
•	Scanned approximately 1.5 million railcars during the quarter, detecting thousands of actionable defects in the field. This represents an 18% increase in the number of railcars scanned over the previous quarter with the number of detections increasing by over 19% as the AI software is deployed and becomes more effective.
•	Increased the reliability and turnaround time of equipment maintenance requests through the Company’s 24/7 remote service desk, which is responsible for monitoring, identifying, and repairing deployed system errors in real time.
•	Joined NVIDIA Metropolis, a partner program, application framework, and set of developer tools that bring to market a new generation of vision AI applications. The Company adopted the application framework to meet its desire for the latest AI-powered video analytics tools.

Second Quarter 2022 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q2 2022 increased 458% to $3.62 million compared to $649,000 in the second quarter of 2021 (“Q2 2021”). Total revenue for Q2 2022 represents an aggregate of approximately $2.78 million of technology systems revenue and approximately $837,000 in recurring services and consulting revenue. The increase in total revenue for Q2 2022 compared to Q2 2021 was driven by the production and start of installation of new and upgraded Railcar Inspection Portals (rip®), which are recorded in the technology systems portion of the business. Management expects this trend to continue for the rest of 2022 and into 2023 although supply chain issues continue to extend deadlines for shipment of key components used in Duos’ technology systems. While certain orders were delayed from 2021 into 2022, management remains encouraged by the breadth and scope of recent bids in which the Company has participated.

Cost of revenues for Q2 2022 increased 154% to $2.33 million compared to $918,000 for Q2 2021. Cost of revenues on technology systems increased during the three months ended June 30, 2022 compared to the equivalent period in 2021, which is consistent with the increase in revenues albeit at a slower overall rate. The higher level of cost was mainly due to higher costs of materials due to increased production levels and also to supply chain disruptions and inflation. While the Company expects that macro-economic factors will continue to drive prices, Duos expects its structural realignment to eventually aid in lowering costs as a percentage of the overall system price going forward although inflation may impede this effort. As previously noted, the Company’s organization and related cost structure was realigned to provide the capability to manufacture, install, and support multiple production systems simultaneously. In accordance with this shift in structure, certain staff were re-assigned or replaced, and new staff added in key areas, particularly engineering, software development and AI.

Gross margin for Q2 2022 increased 575% to $1.28 million compared to negative $270,000 for Q2 2021. As previously discussed, the Company has revamped its operations to support an anticipated increase in the number of new systems going forward. The result in additional cost of revenues was covered by a greater increase in revenues during the second quarter of 2022. The main reason for the increased costs is the higher level of production costs for materials as well as supply chain disruptions and inflation. We anticipate further improvements in the overall gross margin for the full year of 2022. Certain macro-economic factors, which are driving increased costs for materials and labor, may result in higher costs for project implementation that cannot be wholly or even partially passed on to our customers, which may result in delaying our progress towards profitability into 2023.

Operating expenses for Q2 2022 remained flat at $2.68 million compared to $2.68 million for Q2 2021. The slight increases in cost for sales and marketing and research and development were offset by the decrease in general and administration costs compared Q2 2021. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of its customers.

Net operating loss for Q2 2022 totaled $1.39 million compared to net operating loss of $2.95 million for Q2 2021. The decrease in net operating loss for Q2 2022 compared to Q2 2021 was driven by higher revenues recorded in the quarter resulting from increases in both the Company’s technology systems and services and consulting revenues, slower growth in costs of those revenues, and flat operating expenses.

Net loss for Q2 2022 totaled $1.34 million compared to net loss of $2.95 million for Q2 2021. The decrease in net loss for Q2 2022 compared to Q2 2021 was driven by an increase in revenues as described above along with slower growing expenses.

Cash and cash equivalents at June 30, 2022 totaled $6.27 million compared to $894,000 at December 31, 2021.

Six Month 2022 Financial Results

Total revenue increased 80% to $5.06 million from $2.80 million in the same period last year. The increase in total revenue was driven by the start of production and new installations in the technology systems portion of the Company’s business along with continuing increases in services and consulting revenues, which were driven by anticipated receipt of “notices to proceed” for new contracts that were expected earlier in the year.

Cost of revenues increased 38% to $3.55 million from $2.57 million in the same period last year. Cost of revenues on technology systems increased during the six months ended June 30, 2022 compared to the equivalent period in 2021, which is not only consistent with the increase in revenues but at a slower rate during this period than the increase in revenues partially due to timing differences. The higher level of cost was mainly due to higher costs related to higher revenues, but supply chain disruptions and inflation also continue to have an impact. Additional work previously necessary on certain of the Company’s installations is in the process of completion, some of which will be paid for by the clients as a result of damage done to certain systems. While we expect that macro-economic factors will continue to drive prices, the Company expects its structural realignment to aid in lowering costs as a percentage of the overall system price going forward. As previously noted, the Company’s organization and related cost structure was realigned to provide the capability to manufacture, install and support multiple production systems simultaneously. In accordance with this shift in structure, certain staff were re-assigned or replaced, and new staff added in key areas, particularly engineering, software development and AI.

Gross margin increased 545% to $1.50 million from $233,000 in the same period last year. As previously discussed, the Company has revamped its operations to support an anticipated increase in the number of new systems going forward. The resultant additional cost of revenues was covered by a greater increase in revenues during the first half of 2022. The main reason for the continuing high level of cost is higher costs of materials based on more production of systems as well as supply chain disruptions and inflation. The Company continues to anticipate continued improvement in the overall gross margin for the full year of 2022, with much of the improvement expected to occur in the second half of the year. Certain macro-economic factors, which are driving increased costs for materials and labor, may result in higher costs for project implementation that cannot be wholly or even partially passed on to customers and which may result in delaying our progress towards profitability into 2023.

Operating expenses increased 11% to $5.54 million from $5.00 million in the same period last year. The increase in operating expenses was driven by costs associated with growing the business and the effects of inflation on salaries and general overhead. The Company continues to expect overall costs to grow due to macro-economic factors in addition to organic growth costs related to the business. Where possible, the Company continues to focus on stabilizing operating expenses while meeting the increase needs of customers.

Net operating loss totaled $4.04 million compared to net operating loss of $4.77 million in the same period last year. The decrease in losses from operations was primarily the result of higher revenues recorded in the period as a consequence of the start of new projects and receipt of materials for production. A positive trend was the higher revenue recorded without a corresponding greater relative cost of sales even with higher costs of materials resulting from supply chain disruptions and inflation.

Net loss totaled $3.99 million compared to a net loss of $3.36 million in the same period last year. The greater net loss was driven by the higher costs in 2021 being offset by the PPP loan forgiveness recorded in the first quarter of 2021 as other income.

Financial Outlook

At the end of the second quarter, the Company’s contracts in backlog represented approximately $14.0 - $16.0 million in revenue, of which approximately $12.0 million is expected to be recognized in calendar 2022. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2023.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2022. The Company expects total revenue for 2022 to range between $16.5 million and $18 million, representing an increase of 99% to 117% from 2021.

Duos expects this improvement in operating results to be reflected over the course of the full year in 2022. As a result of timing and other factors, the Company expects revenues in the first and second quarters of 2022 to represent a significantly lower portion of annual revenue than the third and fourth quarters.

Management Commentary

“In the second quarter, we executed across all segments of our business and are tracking according to our long term growth plan,” said Duos Chief Executive Officer Chuck Ferry. “Our financial performance during the period represented an order of magnitude improvement over our results in recent quarters, highlighted by triple digit increases in revenues and gross margins along with stabilized expenses, the last metric serving as a byproduct of our foundational work over the last year and a half to be able to support a greater number of deployments as we scale. Operationally, we currently have four rail inspection portals at various stages of implementation, with three of those projects slated for completion in the coming quarter. We have continued to improve our installation procedures, in-field performance and maintenance capabilities, all of which have improved customer relations, leading to increased recurring revenue and add-on sales opportunities. While supply chain and inflationary pressures persist, we are continuing to take remedial actions that have mitigated impacts to a degree and have us firmly on the path to meet our financial targets for the year.”

Conference Call

The Company’s management will host a conference call today, August 15, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Monday, August 15, 2022

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13731992

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and Government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving vehicles including trains and trucks through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company’s financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company’s expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company’s organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," “aim,” "will," "may," “should,” “could,” "intend," "estimate," “project,” “forecast,” “target,” "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company’s specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company’s specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company’s technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company’s assumptions may prove to be incorrect. The Company’s actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts
Corporate
Fei Kwong, Director, Corporate Communications
Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

REVENUES:
Technology systems	$2,780,045	$100,401	$3,563,314	$1,590,699
Services and consulting	837,097	548,267	1,493,144	1,212,723

Total Revenues	3,617,142	648,668	5,056,458	2,803,422

COST OF REVENUES:
Technology systems	1,974,302	506,128	2,839,790	1,799,738
Services and consulting	360,226	412,299	711,988	770,471

Total Cost of Revenues	2,334,528	918,427	3,551,778	2,570,209

GROSS MARGIN	1,282,614	(269,759)	1,504,680	233,213

OPERATING EXPENSES:
Sales and marketing	375,986	351,251	659,880	663,053
Research and development	530,339	468,561	967,056	876,656
General and Administration	1,770,764	1,858,896	3,913,837	3,464,272

Total Operating Expenses	2,677,089	2,678,708	5,540,773	5,003,981

LOSS FROM OPERATIONS	(1,394,475)	(2,948,468)	(4,036,093)	(4,770,768)

OTHER INCOME (EXPENSES):
Interest expense	(2,706)	(5,541)	(5,886)	(11,761)
Other income, net	54,509	1,129	54,691	1,423,626

Total Other Income (Expenses)	51,803	(4,412)	48,805	1,411,865

NET LOSS	$(1,342,672)	$(2,952,880)	$(3,987,288)	$(3,358,903)

Basic and Diluted Net Loss Per Share	$(0.22)	$(0.83)	$(0.70)	$(0.95)

Weighted Average Shares - Basic and Diluted	6,096,541	3,553,718	5,727,133	3,544,579

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$6,268,429	$893,720
Accounts receivable, net	321,260	1,738,543
Contract assets	702,372	3,449
Inventory	780,218	298,338
Prepaid expenses and other current assets	718,294	354,613

Total Current Assets	8,790,573	3,288,663

Property and equipment, net	601,824	603,253
Operating lease right of use asset	4,767,219	4,925,765
Security deposit	740,793	600,000

OTHER ASSETS:
Patents and trademarks, net	76,911	66,482
Software development costs, net	14,583	—
Total Other Assets	91,494	66,482

TOTAL ASSETS	$14,991,903	$9,484,163

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,306,992	$1,044,500
Notes payable - financing agreements	166,686	52,503
Accrued expenses	515,477	618,093
Equipment financing payable-current portion	54,373	80,335
Operating lease obligations-current portion	510,028	315,302
Contract liabilities	5,015,450	1,829,311

Total Current Liabilities	7,569,006	3,940,044

Equipment financing payable, less current portion	—	22,851
Operating lease obligations, less current portion	4,591,541	4,739,783

Total Liabilities	12,160,547	8,702,678

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,480,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 issued and outstanding at June 30, 2022 and December 31, 2021 convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 851 and 851 issued and outstanding at June 30, 2022 and December 31, 2021, convertible into common stock at $7 per share	851,000	851,000
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 issued and outstanding at June 30, 2022 and 2,500 issued and outstanding at December 31, 2021, convertible into common stock at $5.50 per share	—	2,500,000
Common stock: $0.001 par value; 500,000,000 shares authorized, 6,107,209 and 4,111,047 shares issued, 6,105,885 and 4,109,723 shares outstanding at June 30, 2022 and December 31, 2021, respectively	6,107	4,111
Additional paid-in-capital	51,616,040	43,080,877
Total stock & paid-in-capital	52,473,147	46,435,988
Accumulated deficit	(49,484,339)	(45,497,051)
Sub-total	2,988,808	938,937
Less: Treasury stock (1,324 shares of common stock at June 30, 2022 and December 31, 2021)	(157,452)	(157,452)
Total Stockholders' Equity	2,831,356	781,485

Total Liabilities and Stockholders' Equity	$14,991,903	$9,484,163

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30,
	2022	2021

Cash from operating activities:
Net loss	$(3,987,288)	$(3,358,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	145,627	171,382
Stock based compensation	438,809	153,163
Stock issued for services	80,000	—
PPP loan forgiveness including accrued interest	—	(1,421,577)
Amortization of operating lease right of use asset	158,547	106,676
Changes in assets and liabilities:
Accounts receivable	1,458,592	902,871
Contract assets	(698,923)	(50,331)
Inventory	(481,880)	(20,166)
Prepaid expenses and other current assets	(218,198)	118,221
Accounts payable	268,425	(69,638)
Payroll taxes payable	—	(3,146)
Accrued expenses	(108,550)	66,338
Operating lease obligation	46,485	(110,843)
Contract liabilities	3,186,138	297,050
Net cash provided (used) in operating activities	287,784	(3,218,903)

Cash flows from investing activities:
Purchase of patents/trademarks	(13,660)	(7,435)
Purchase of software development	(15,000)	—
Purchase of fixed assets	(140,549)	(184,492)
Net cash used in investing activities	(169,209)	(191,927)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(213,404)	(191,798)
Repayment of finance lease	(48,812)	(43,527)
Proceeds from common stock issued	6,095,000	—
Issuance cost	(576,650)	—
Proceeds from preferred stock issued	—	4,500,000
Net cash provided by financing activities	5,256,134	4,264,675

Net increase in cash	5,374,709	853,845
Cash, beginning of period	893,720	3,969,100
Cash, end of period	$6,268,429	$4,822,945

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,984	$22,339
Taxes paid	$1,264	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$327,586	$303,487